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Exhibit 10.16

August 13, 2007

Mr. Steve McArthur
c/o Classmates Online, Inc.
2001 Lind Avenue SW, Suite 500 Renton, WA 98055

Dear Steve,

        This letter sets forth the terms and conditions of your employment with Classmates Online, Inc. (the "Company"), effective as of August 20, 2007 (the "Effective Date").

1.    Position.    You will serve as President of the Company and shall have such duties and responsibilities consistent with your position or such other duties and responsibilities as may from time to time be determined by the board of directors of the Company or any committee thereof, or such board of directors or committee of any affiliated entity to which the authority of the board of directors of the Company has been delegated or assigned (the "Board of Directors") or the Chief Executive Officer of Classmates Media Corporation, a Delaware corporation ("Classmates Media Corporation") to the extent such authority has been delegated or assigned to such Chief Executive Officer. You will report to me as the Chief Executive Officer of Classmates Media Corporation, or to such other senior executive officer as may be designated by the Board of Directors or the Chief Executive Officer of Classmates Media Corporation. You agree to devote your full-time attention, skill and efforts to the performance of your duties for the Company.

2.    Salary and Benefits.    You will be paid a salary at the annual rate of $500,000, payable in semi-monthly installments in accordance with the Company's standard payroll practices, subject to any increases as determined by the Board of Directors from time to time. You will be eligible to participate in the employee benefits plans, including a 401(k) plan, that are provided to similarly situated executives of the Company or that have been made available to you by the Board of Directors or any affiliate of the Company. You will be entitled to a minimum of 4 weeks of paid vacation each year, or such greater amount as determined in accordance with the standard vacation policy applicable to similarly situated executives of the Company.

3.    Bonus.    You will also be eligible to receive an annual cash bonus of up to 100% of your annual base salary for each fiscal year (the "Annual Bonus"), less withholding required by law, based on performance criteria established by the Board of Directors. Your Annual Bonus will be increased to include any increases in your annual bonus as approved by the Board of Directors. You will be entitled to a guaranteed bonus payment for the 2007 fiscal year in the amount of $210,000, less withholding required by law, payable no later than March 15, 2008. Except as otherwise determined by the Board of Directors or set forth herein, your bonus awards will be paid only if you are employed by and in good standing with the Company at the time of bonus payments.

4.    Restricted Stock Units.    Contingent on the effectiveness of an initial public offering of securities of Classmates Media Corporation or securities issued by an entity that is a direct or indirect parent of the Company (Classmates Media Corporation or such entity being the "IPO entity," and such initial public offering being the "CMC IPO") prior to April 30, 2008 and subject to the appropriate action taken by the board of directors the IPO entity, on the effective date of such CMC IPO, you will be awarded restricted stock units covering that number of shares of common stock of the IPO entity equal to $5,500,000 (the "CMC Restricted Stock Units") based on the initial offering price of such share of common stock in such initial public offering. For purposes of this agreement, all references to common stock of the IPO entity shall be deemed to refer to Class A common stock of CMC. In the event that the CMC IPO does not become effective prior to April 30, 2008, subject to the appropriate action taken by the board of directors of United Online, Inc. ("United Online"), on the earlier of (i) April 30,

2008 or (ii) immediately prior to the date of a Change in Control (as defined in Appendix A attached hereto), you will be awarded restricted stock units covering that number of shares of common stock of United Online equal to $5,500,000 divided by (i), if a Change in Control of United Online occurs prior to or on December 31, 2007, the average of the closing selling prices of a share of United Online common stock during the 10 trading day period ending immediately prior to the announcement of such Change in Control or (ii), if either (x) a Change in Control of United Online occurs after December 31, 2007 but prior to April 30, 2008 or (y) no Change in Control of United Online occurs prior to April 30, 2008, the average of the closing selling prices of a share of United Online common stock during the month of December 2007, such closing selling prices as reported by the National Association of Securities Dealers on the Nasdaq Stock Market (the "UOL Restricted Stock Units"). The CMC Restricted Stock Units and the UOL Restricted Stock Units (collectively, referred to as the "Restricted Stock Units") will vest according to the following schedule subject to your continued employment with the Company: twenty percent (20%) of the Restricted Stock Units will vest on August 15, 2008, August 15, 2009 and August 15, 2010, respectively, and the remaining forty percent (40%) of the Restricted Stock Units will vest on August 15, 2011. Except as otherwise set forth herein, in all other respects, the Restricted Stock Units will be subject to the terms and conditions set forth in the applicable stock plan and the restricted stock unit agreement.

        In the event that the CMC IPO does not become effective prior to April 30, 2008 and a Change in Control of Classmates Media Corporation (as defined in Paragraph B of Appendix A attached hereto) occurs prior to April 30, 2008, subject to the appropriate action taken by the board of directors of United Online, immediately prior to or in connection with the closing of such Change in Control, you will be awarded $5,500,000 in the form of the consideration received by United Online in connection with such Change of Control with the value of securities or other property to be received determined as of the date of the closing of such transaction, provided that, if agreed to by United Online, the acquiring entity may substitute $5,500,000 in cash or securities, or a combination thereof, of the acquiring entity valued at $5,500,000 as of the date of closing of such transaction. The consideration received in such transaction, whether cash, securities or otherwise, will be subject to the same vesting schedule and treatment upon terminations of employment as applicable to the Restricted Stock Units, which are set forth in this Section 4.

        Upon the termination of your employment by the Company "without cause" or by you for "good reason" (each such term as defined below) prior to the fourth anniversary of the Effective Date and in connection with or within twenty four (24) months after a Change in Control (as defined in Appendix A attached hereto), and subject to your execution (without revocation) of a general waiver and release of all claims against the Company, its affiliates and successors, in a form satisfactory to the Company (a "Release"), the vesting of your outstanding Restricted Stock Units will be fully accelerated upon the expiration of all applicable review and revocation periods applicable to the Release as statutorily required by law, and in no event later than the later of (i) the 15th day of the third month following the end of your taxable year in which such termination of employment occurs or (ii) the 15th day of the third month following the end of the Company's taxable year in which such termination of employment occurs.

        Upon the termination of your employment by the Company "without cause" or by you for "good reason" (each such term as defined below) prior to the fourth anniversary of the Effective Date, and prior to and not in connection with, or more than twenty four (24) months after a Change in Control (as defined in Appendix A attached hereto), and subject to your execution (without revocation) of a Release, the vesting of your outstanding Restricted Stock Units will be accelerated by the additional number of shares in which you would have been vested at the time of such termination if you had completed an additional twelve (12) months of service, calculated as if such units vest on a monthly basis. Such acceleration will occur upon the expiration of all applicable review and revocation periods applicable to the Release as statutorily required by law, and in no event later than the later of (i) the

15th day of the third month following the end of your taxable year in which such termination of employment occurs or (ii) the 15th day of the third month following the end of the Company's taxable year in which such termination of employment occurs.

        Upon the termination of your employment as a result of death or Disability (as defined below), the vesting of your outstanding Restricted Stock Units will be accelerated by the additional number of shares in which you would have been vested at the time of such termination if you had completed an additional twelve (12) months of service (calculated as if such units vest on a monthly basis); provided however, that in no event will the number of shares which vest on such an accelerated basis exceed the number of shares unvested immediately prior to the date of such termination. For purposes of this letter, "Disability" means your inability to engage in any substantial gainful activity necessary to perform your duties hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months.

5.    Policies; Procedures; Proprietary Information and Inventions Agreement.    As an employee of the Company, you will be expected to abide by all of the policies and procedures applicable to similarly situated executives of the Company, including, without limitation the terms of: the Proprietary Information and Inventions Agreement between you and United Online (or any successor thereto or affiliate thereof), a copy of which is attached hereto as Appendix B and is incorporated herein by reference; the Insider Trading Policy; the Code of Ethics; and the Employee Handbook, and you agree to execute the foregoing upon commencement of your employment.

6.    At Will Employment.    Notwithstanding anything to the contrary contained herein, your employment with the Company will be "at will" and will not be for any specified term, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by the terms set forth in this paragraph. This is the full and complete agreement between you and the Company on this subject. Although your job duties, title, compensation and benefits, as well as the personnel policies and procedures applicable to you, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company and approved by the Board of Directors.

7.    Termination of Employment

        a.    Termination by You.    If you terminate your employment with the Company for any reason other than for "good reason" as defined below, all obligations of the Company as set forth in this letter will cease, other than the obligation to pay you any accrued base salary for services rendered through the date of termination, to pay you for any accrued but unused vacation days as of the date of termination, and to fulfill its obligations in accordance with the terms of the applicable stock plan or restricted stock unit agreement. If you terminate your employment with the Company for "good reason," as defined below, in addition to the foregoing, the Company will pay you the Separation Payment (as defined below) subject to the conditions set forth in Section 7(b) below. However, and notwithstanding the termination of your employment by you, you will continue to be obligated to comply with the terms of the Proprietary Information and Inventions Agreement and the restrictive covenants set forth in Section 9 below.

        b.    Termination by the Company.    If your employment is terminated by the Company "without cause" as defined below, and subject to your execution (without revocation) of a Release (as defined in Paragraph 4), the Company will pay you a separation payment (the "Separation Payment") equal to the sum of (i) twenty four (24) months of your then current annual base salary, (ii) your Annual Bonus and (iii) your Annual Bonus, prorated through your termination date. For purposes of Section 7(b)(ii) and Section 7(b)(iii) above, "Annual Bonus" shall mean the lesser of 100% of your then current annual base salary or the Annual Bonus paid to you for the preceding fiscal year. Payment of this Separation

Payment will be contingent on your signing (without revocation) the Release. This Separation Payment will be payable monthly on a pro rata basis over twenty four (24) months after such termination with the first such payment commencing upon the expiration of all applicable review and revocation periods applicable to the Release as statutorily required by law. Upon termination of your employment by the Company "without cause," other than the obligations set forth in the first sentence of Section 7(a) above and the acceleration of vesting provided in Section 4 above, the Company will have no further obligation to you except pursuant to this paragraph.

        If your employment is terminated by the Company "with cause" as defined below, the Company will have no further obligation to you under the terms of this letter, other than the obligations set forth in the first sentence of Section 7(a) above. However, and notwithstanding the termination of your employment by the Company "with cause" or "without cause," or by you for "good reason," you will continue to be obligated to comply with the terms of the Proprietary Information and Inventions Agreement and the restrictive covenants set forth in Section 9 below.

        You have the right decline to receive a portion of the benefits set forth under Sections 4 and 7 in the event that you determine that the provision of such benefits to you would result in a "parachute payment" as such term is defined in Section 280(G)(b)(2) of the Internal Revenue Code of 1986.

        c.    Definitions.    For purposes of this letter, "good reason" means:

  (i)
  a reduction in your base salary without your prior written consent;

  (ii)
  a material reduction in your position, duties or responsibilities in a manner inconsistent with the terms of this agreement, without your prior written consent; or

  (iii)
  any material un-waived breach by the Company of the terms of this letter;

  (iv)
  provided however, that with respect to any of (i)—(iii) above, you shall provide written notice to the Company of the existence of the good reason condition within ninety (90) days of its initial existence and the Company shall have 30 days to cure such condition.

        For purposes of this letter, "with cause" means your commission of any one or more of the following acts:

  (i)
  willfully damaging of the property, business, business relationships, reputation or goodwill of the Company or its parent or any subsidiary thereof;

  (ii)
  commission of a felony or a misdemeanor involving moral turpitude;

  (iii)
  theft, dishonesty, fraud or embezzlement;

  (iv)
  willfully violating any rules or regulations of any governmental or regulatory body that is or is reasonably expected to be injurious to the Company or its parent or any subsidiary thereof;

  (v)
  the use of alcohol, narcotics or other controlled substances to the extent that it prevents you from efficiently performing services for the Company or its parent or any subsidiary thereof;

  (vi)
  willfully injuring any other employee of the Company or its parent or any subsidiary thereof;

  (vii)
  willfully injuring any person in the course of performance of services for the Company or its parent or any subsidiary thereof;

  (viii)disclosing to a competitor or other unauthorized persons confidential or proprietary information or secrets of the Company or its parent or any subsidiary thereof;

  (ix)
  solicitation of business on behalf of a competitor or a potential competitor of the Company or its parent or any subsidiary thereof;

  (x)
  harassment of any other employee of the Company or its parent or any subsidiary thereof or the commission of any act which otherwise creates an offensive work environment for other employees of the Company or its parent or any subsidiary thereof;

  (xi)
  failure for any reason within five (5) days after receipt by you of written notice thereof from the Company, to correct, cease or otherwise alter any insubordination, failure to comply with instructions, inattention to or neglect of the duties to be performed by you or other act or omission to act that in the opinion of the Company does or may adversely affect the business or operations of the Company or its parent or any subsidiary thereof;

  (xii)
  breach of any material term of this letter; or

  (xiii)any other act or omission that is determined to constitute "cause" in the good faith discretion of the Board of Directors.

        For purposes of this letter, "without cause" means any reason not within the scope of the definition of the term "with cause."

        d.    Code Section 409A Deferral Period.    Notwithstanding any provision to the contrary in this letter, no payment or distribution under this letter which constitutes an item of deferred compensation under Section 409A of the Internal Revenue Code (the "Code") and becomes payable by reason of your termination of employment with the Company will be made to you prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of your "separation from service" (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of your death, if you are deemed at the time of such separation from service to be a "key employee" within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 7(d) (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to you in a lump sum, and any remaining payments due under this letter will be paid in accordance with the normal payment dates specified for them herein.

8.    Withholding Taxes.    All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

9.    Restrictive Covenants.    Until twelve (12) months after termination of your employment with the Company for any reason, so long as you are receiving the Separation Payment, you will not, at any place in any county, city or other political subdivision of the United States in which the Company (or its parent or any subsidiary thereof) is engaged in business or providing its services:

        a.     directly or indirectly design, develop, manufacture, market or sell any product or service which is in competition with the products or services of the Company (or its parent or any subsidiary thereof); or

        b.     directly or indirectly own any interest in, control, be employed by or associated with or render advisory, consulting or other services (including but not limited to services in research) to any person or entity, or subsidiary, subdivision, division or joint venture of such entity in connection with the design, development, manufacture, marketing or sale of a product or service which is in competition with the products or services of the Company (or its parent or any subsidiary thereof); provided, however, that nothing in this letter will prohibit you from owning less than one percent (1%) of the equity interests of any publicly held entity.

10.    Entire Agreement.    This letter (including any appendices thereto), together with the Proprietary Information and Inventions Agreement, any handbooks and policies applicable to similarly situated executives of the Company in effect from time to time and the applicable stock option plan and restricted stock unit agreement, contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company. If any provision of this letter is held by an arbitrator or a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such provision shall be construed in a manner so as to maximize its enforceability while giving the greatest effect as possible to the parties' intent. To the extent any provision cannot be construed to be enforceable, such provision will be deemed to be eliminated from this letter and of no force or effect and the remainder of this letter will otherwise remain in full force and effect and be construed as if such portion had not been included in this letter. This letter is not assignable by you. This letter may be assigned by the Company to its parent or any subsidiary or any affiliate thereof or to successors in interest to the Company or its lines of business.

11.    Amendment and Governing Law.    This letter may not be amended or modified except by an express written agreement signed by you and the Chief Executive Officer of the Company. The terms of this letter and the resolution of any disputes will be governed by California law, and venue for any disputes will be in Los Angeles, California.

12.    Term.    This letter will expire on the fourth anniversary of the Effective Date, except Sections 6, 9, 10, 11, and 12 will survive such expiration. Following the expiration of this letter, your employment with the Company will continue to be "at will."

        We look forward to continuing our successful relationship. You may indicate your agreement with these terms by signing and dating this letter.

        If you have any questions, please call the undersigned.

Very truly yours,
CLASSMATES ONLINE, INC.
By:	/s/ MARK R. GOLDSTON
Name:	Mark R. Goldston
Title:	Chairman & Chief Executive Officer

I have read the foregoing and accept the terms set forth in this letter:

/s/ STEVE MCARTHUR
Dated: 13 August, 2007

Appendix A

A Change in Control shall be deemed to have occurred (i) if a Change in Control of United Online, Inc. occurs as described in Paragraph A below or (ii) if a Change in Control of Classmates Media Corporation occurs as described in Paragraph B below.

  A.
  If CMC IPO Does Not Become Effective or CMC IPO Becomes Effective and United Online Owns 33 1/3% or More:

In the event a CMC IPO does not become effective, or a CMC IPO becomes effective and United Online, Inc. owns 33 1/3% or more of the total combined voting power of all of Classmates Media Corporation's outstanding securities, "Change in Control" shall mean a change in ownership or control effected through any of the following transactions:

"Corporation" shall mean United Online, Inc., a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of United Online, Inc. which shall by appropriate action adopt the Corporation's 2001 Stock Incentive Plan, as amended and restated.

"Board" shall mean the Corporation's Board of Directors.

"1934 Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

          (i)  a merger or consolidation approved by the Corporation's stockholders, unless securities possessing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and substantially in the same proportion, by the persons who beneficially owned the Corporation's outstanding voting securities immediately prior to such transaction,

         (ii)  the sale, transfer or other disposition of all or substantially all of the Corporation's assets approved by the Corporation's stockholders,

        (iii)  the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities, or

        (iv)  a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

  B.
  Change in Control of Classmates Media Corporation

"Change in Control" of Classmates Media Corporation shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

"Corporation" shall mean Classmates Media Corporation, a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of Classmates Media Corporation which shall by appropriate action adopt the 2007 Incentive Compensation Plan of Classmates Media Corporation.

"Board" shall mean the Corporation's Board of Directors.

"1934 Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

          (i)  a merger, consolidation or reorganization approved by the Corporation's stockholders, unless securities representing more than 33 1/3 percent (33.33%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly, by the person or persons who beneficially owned 33 1/3 percent (33.33%) or more of the Corporation's outstanding voting securities immediately prior to such transaction,

         (ii)  any stockholder-approved transfer or other disposition of all or substantially all of the Corporation's assets,

        (iii)  the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a "group" within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Corporation or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Corporation) becomes directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of (A) securities possessing (or convertible into or exercisable for securities possessing) 33 1/3 percent (33.33%) or more of the total combined voting power of all of the Corporation's outstanding securities (as measured in terms of the power to vote with respect to the election of Board members) or (B) securities representing 33 1/3 percent (33.33%) or more of the aggregate market value of all of the Corporation's outstanding capital stock, measured in each instance immediately after the consummation of such transaction or series of related transactions and whether such transaction or transactions involve a direct issuance from the Corporation or the acquisition of outstanding securities held by one or more of the Corporation's existing stockholders; or

        (iv)  a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

        In no event, however, shall a Change in Control be deemed to occur as a result of a spin-off distribution by United Online, Inc. of all or any portion of the Corporation's outstanding securities held by United Online, Inc. to its existing stockholders in proportion to their holdings of United Online, Inc. capital stock.

Appendix B

[Proprietary Information and Inventions Agreement]

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  Exhibit 10.16